Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Energy Future Holdings Reports Second Quarter 2009 Results

DALLAS – August 4, 2009 – Energy Future Holdings Corp. (EFH) today reported consolidated financial results for the second quarter and year-to-date periods ended June 30, 2009 in the company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC).

Second Quarter GAAP Results

For the second quarter 2009, EFH reported a consolidated net loss attributable to EFH Corp. (in accordance with GAAP) of $155 million compared to a reported net loss of $3.331 billion for the second quarter 2008. The second quarter 2009 reported net loss included $206 million (after tax) in unrealized commodity-related mark-to-market net losses that reflected the impact of higher forward natural gas prices on positions in EFH’s long-term hedging program (discussed further below) and $299 million (after tax) in unrealized mark-to-market net gains on interest rate swaps entered into to hedge variable interest rate expense.

The second quarter 2008 reported net loss included $3.071 billion (after tax) in unrealized mark-to-market net losses largely related to the long-term hedging program.

Second Quarter Adjusted (Non-GAAP) Operating Results

Adjusted (non-GAAP) operating results for the second quarter 2009 totaled a net loss of $248 million compared to a net loss of $251 million for the second quarter 2008. For a reconciliation of reported GAAP results to adjusted (non-GAAP) operating results for the second quarter 2009 and 2008, see Tables A1 and A2.

The regulated business had approximately $19 million lower results primarily as a result of the net income attributable to the Oncor minority owner as a result of the sale of the 20 percent interest in Oncor in the fourth quarter 2008, which accounted for $16 million of the decrease. Key drivers of the remaining $3 million decrease in earnings of the regulated business included higher operating costs reflecting increased transmission fees and higher depreciation expense reflecting continued capital investment, including advanced meter deployment. In addition, interest expense increased as a result of higher average borrowings to support growth and a higher effective interest rate due to the refinancing of short-term borrowings with long-term debt in September 2008. The cost increases were substantially offset by increased revenues due to increases in tariffs or surcharges designed to provide recovery for higher transmission fees and investments and the cost of deploying advanced meters.

The competitive business showed improved operating results of $22 million. The principal driver of the $22 million increase was a $71 million (after tax) improvement in contribution margin driven by lower purchased power costs during plant outages, higher nuclear generation of 572 GWh, higher margin from asset management activities and a reduction in amortization of intangible assets arising from purchase accounting. The primary offsetting drivers to the increase in contribution margin included increased interest expense of $30 million primarily reflecting increased amortization of interest rate hedge losses, $14 million in higher depreciation and amortization expense, an increase of $7 million in costs related to the recently implemented retail customer information system and costs incurred in connection with the transition to a new multi-partner outsource model and $5 million in higher bad debt expense related to customer growth, partially offset by $7 million of lower plant maintenance costs primarily reflecting the absence of the nuclear refueling outage incurred in the second quarter 2008.

Year-To-Date GAAP Results

For the six months ended (year-to-date) June 30, 2009, EFH reported consolidated net income attributable to EFH Corp. (in accordance with GAAP) of $287 million compared to a reported net loss of $4.600 billion for year-to-date 2008. Year-to-date 2009 reported net income included $457 million (after tax) in unrealized commodity-related mark-to-market net gains that reflected the impact of lower forward natural gas prices on positions in EFH’s long-term hedging program (discussed further below) and $432 million (after tax) in unrealized mark-to-market net gains on interest rate swaps entered into to hedge variable interest rate expense. These items were partially offset by a noncash impairment charge of $90 million resulting from the completion in the first quarter of the fair value calculation supporting the goodwill impairment charge that was recorded in the fourth quarter of 2008.

Year-to-date 2008 reported net loss included $4.098 billion (after tax) in unrealized mark-to-market net losses largely related to the long-term hedging program.

Year-To-Date Adjusted (Non-GAAP) Operating Results

Adjusted (non-GAAP) operating results for year-to-date 2009 totaled a net loss of $512 million compared to a net loss of $491 million for year-to-date 2008. For a reconciliation of reported GAAP results to adjusted (non-GAAP) operating results for year-to-date 2009 and 2008, see Tables A3 and A4.

The regulated business had approximately $58 million lower results. The net income attributable to the Oncor minority owner as a result of the sale of the 20 percent interest in Oncor accounted for $28 million of the decrease. Key drivers of the remaining $30 million decrease in earnings of the regulated business reflected lower consumption due to the effects of milder weather and general economic conditions and higher operating costs reflecting increased transmission fees and higher depreciation expense reflecting continued capital investment, including advanced meter deployment. In addition, interest expense increased as a result of higher average borrowings to support growth and a higher effective interest rate due to the refinancing of short-term borrowings with long-term debt in September 2008. The cost increases were partially offset by increased revenues due to increases in tariffs or surcharges designed to provide recovery for higher transmission fees and investments and the cost of deploying advanced meters.

The competitive business showed improved operating results of $37 million. The principal driver of the $37 million increase was a $121 million (after tax) improvement in contribution margin driven by lower purchased power costs during plant outages, a reduction in amortization of intangible assets arising from purchase accounting, higher total baseload generation of 89 GWh, a higher mix of lower cost nuclear generation and higher margin from asset management activities. The primary offsetting drivers (all after tax) to the increase in contribution margin included increased interest expense of $40 million primarily reflecting increased amortization of interest rate hedge losses, $19 million in higher depreciation and amortization expense and an increase of $17 million in costs related to the recently implemented retail customer information system and costs incurred in connection with the transition to a new multi-partner outsource model and $7 million in higher bad debt expense primarily related to customer growth.

Long-Term Hedging Program

The EFH long-term hedging program is designed to reduce exposure to changes in future electricity prices due to changes in the price of natural gas. Under the program, subsidiaries of EFH have entered into market transactions involving natural gas-related financial instruments. As of June 30, 2009, these subsidiaries have sold forward approximately 1.8 billion MMBtu of natural gas (equivalent to the natural gas exposure of approximately 230,000 GWh at an assumed 8.0 market heat rate) over the next five years at weighted average annual hedge prices ranging from $7.19 per MMBtu to $7.99 per MMBtu. These forward natural gas sales include related put and call transactions (referred to as collars), primarily for year 2014 of the program, that effectively hedge natural gas prices within a range. Collars represented approximately 5% of the positions in the long-term hedging program at June 30, 2009, with the approximate weighted average strike prices under the collars being a floor of $7.80 per MMBtu and a ceiling of $11.75 per MMBtu. For the period beginning July 1, 2009 and ending December 31, 2014, and taking into consideration the estimated portfolio impacts of forward retail and wholesale power sales, the hedging transactions result in EFH having effectively hedged an estimated 68% of the natural gas price exposure related to its expected generation output for such period (on an average basis for such period and assuming an 8.0 market heat rate).

Based on the size of the long-term hedging program as of June 30, 2009, a $1.00/MMBtu change in natural gas prices across the five-year hedged period would result in the recognition by EFH of up to approximately $1.8 billion in pretax unrealized mark-to-market gains or losses. The effects of changes in forward natural gas prices on positions in the program are reflected in net income (GAAP) as discussed above. Reported unrealized mark-to-market net gains and losses (pretax) associated with the long-term hedging program totaled a net loss of $492 million for second quarter 2009, reflecting increases in forward natural gas prices, and a net gain of $665 million for year-to-date 2009, reflecting declines in forward natural gas prices. Given the volatility of natural gas prices, it is not possible to predict future reported unrealized mark-to-market net gains or losses and the actual net gains or losses that will ultimately be realized upon settlement of the hedge positions in future years. If natural gas prices at settlement are lower than the prices of the hedge positions, the hedges are expected to mitigate the otherwise negative effect on earnings of lower wholesale electricity prices. However, if natural gas prices at settlement are higher than the prices of the hedge positions, the hedges are expected to dampen the otherwise positive effect on earnings of higher wholesale electricity prices and will in this context be viewed as having resulted in an opportunity cost. The cumulative unrealized mark-to-market net gains (pretax) related to positions in the long-term hedging program totaled $1.5 billion, $2.0 billion and $871 million at June 30, 2009, March 31, 2009 and December 31, 2008, respectively.

Additional Information

Additional information, including the calculation of Adjusted EBITDA, one of the key metrics used for purposes of certain covenants contained in the EFH Senior Notes bond indenture, is available in the EFH Form 10-Q on the EFH website at www.energyfutureholdings.com.

Investor Call

EFH will host a conference call to discuss its second quarter 2009 results with its investors on Tuesday, August 4, 2009 at 10:00 a.m. Central (11:00 a.m. Eastern). The telephone number to participate in the conference call is (888) 825-4458 in the United States and Canada and (706) 643-0245 internationally, with conference code 18743534. The teleconference also will be webcast live in the Investor Relations section on EFH’s website.

* * *

About Energy Future Holdings

Energy Future Holdings Corp. is a Dallas-based energy holding company, with a portfolio of competitive and regulated energy subsidiaries, primarily in Texas, including TXU Energy, Luminant and Oncor. TXU Energy is a competitive retailer that provides electricity and related services to over 2.2 million electricity customers in Texas. Luminant is a competitive power generation business, including mining, wholesale marketing and trading, construction and development operations. Luminant has over 16,100 MW of generation in Texas, including 2,300 MW of nuclear and 5,800 MW of coal-fueled generation capacity, and is building an additional 2,200 MW of coal-fueled generation capacity. Luminant is also the largest purchaser of wind-generated electricity in Texas and fifth largest in the United States. Oncor is a regulated electric distribution and transmission business that uses superior asset management skills to provide reliable electricity delivery to consumers. Oncor operates the largest distribution and transmission system in Texas, providing power to three million electric delivery points over more than 102,000 miles of distribution and 14,000 miles of transmission lines. While Oncor is a subsidiary of EFH, Oncor reports to a separate and independent board. Visit www.energyfutureholdings.com for more information.

Forward Looking Statements

This release contains forward-looking statements, which are subject to various risks and uncertainties. Discussion of risks and uncertainties that could cause actual results to differ materially from management’s current projections, forecasts, estimates and expectations is contained in EFH’s filings with the SEC. In addition to the risks and uncertainties set forth in EFH’s SEC filings, the forward-looking statements in this release regarding the company’s long-term hedging program could be affected by, among other things: any change in the ERCOT electricity market, including a regulatory or legislative change, that results in wholesale electricity prices not being largely driven by natural gas prices, any decrease in market heat rates as EFH’s long-term hedging program generally does not mitigate exposure to changes in market heat rates, the unwillingness or failure of any hedge counterparty or the lender under the company’s collateral revolving credit facility to perform its obligations under a long-term hedge agreement or the collateral revolving credit facility, as applicable, or any other unforeseen event that results in the inability to continue to use a first lien to secure a substantial portion of the hedges under EFH’s long-term hedging program.

-END-

Investor Relations:		Corporate Communications:
Bill Huber 214.812.2480	Tim Hogan 214.812.4641	Lisa Singleton 214.812.5049

Tables

Table A1: Consolidated: Reconciliation of GAAP results to adjusted (non-GAAP) operating results

Second Quarter 2009; $ millions

	GAAP Results	Adjustments	Adjusted Operating Results
Operating revenues	2,342	63 [a]	2,405
Fuel, purchased power costs and delivery fees	(700)	(43)[a]	(743)
Net gain (loss) from commodity hedging and trading activities	(248)	300 [a]	52
Operating costs	(395)	—	(395)
Depreciation and amortization	(423)	—	(423)
Selling, general and administrative expenses	(270)	—	(270)
Franchise and revenue-based taxes	(79)	—	(79)
Other income	13	—	13
Other deductions	(7)	—	(7)
Interest income	11	—	11
Interest expense and related charges	(431)	(460)[b]	(891)

Income (loss) before income taxes and noncontrolling interests	(187)	(140)	(327)
Income tax (expense) benefit	48	47 [c]	95

Net income (loss)	(139)	(93)	(232)
Net income attributable to noncontrolling interests	(16)	—	(16)

Net loss/adjusted (non-GAAP) operating loss to EFH	(155)	(93)	(248)

[a]

These adjustments total $320 million and represent unrealized mark-to-market net losses on commodity positions, including $492 million in net losses related to the long-term hedging program and $172 million in net gains associated with other hedging and trading activities and derivative commodity contracts that are marked-to-market.

[b]	Represents unrealized mark-to-market net gains on interest rate swap transactions.
[c]	Reflects statutory federal and state income tax rate of 35.6%, except for the interest expense adjustment, which is tax-affected at the 35.0% federal rate.

Table A2: Consolidated: Reconciliation of GAAP results to adjusted (non-GAAP) operating results

Second Quarter 2008; $ millions

	GAAP Results	Adjustments		Adjusted Operating Results
Operating revenues	2,951	(79)[a]		2,872
Fuel, purchased power costs and delivery fees	(1,416)	49	[a]	(1,367)
Net gain (loss) from commodity hedging and trading activities	(4,727)	4,799	[a]	72
Operating costs	(390)	—		(390)
Depreciation and amortization	(390)	—		(390)
Selling, general and administrative expenses	(247)	—		(247)
Franchise and revenue-based taxes	(81)	—		(81)
Other income	15	—		15
Other deductions	(26)	13		(13)
Interest income	8	—		8
Interest expense and related charges	(831)	—		(831)

(Loss) income before income taxes	(5,134)	4,782		(352)
Income tax (expense) benefit	1,803	(1,702)[b]		101

Net loss/adjusted (non-GAAP) operating loss	(3,331)	3,080		(251)

[a]

These adjustments total $4.769 billion and represent unrealized mark-to-market net losses on commodity positions, including $4.725 billion in net losses related to the long-term hedging program and $44 million in net losses associated with other hedging and trading activities and derivative commodity contracts that are marked-to-market.

[b]	Reflects statutory federal and state income tax rate of 35.6%.

Table A3: Consolidated: Reconciliation of GAAP results to adjusted (non-GAAP) operating results

YTD 2009; $ millions

	GAAP Results	Adjustments	Adjusted Operating Results
Operating revenues	4,481	123 [a]	4,604
Fuel, purchased power costs and delivery fees	(1,301)	(84)[a]	(1,385)
Net gain (loss) from commodity hedging and trading activities	880	(749)[a]	131
Operating costs	(783)	—	(783)
Depreciation and amortization	(830)	—	(830)
Selling, general and administrative expenses	(516)	—	(516)
Franchise and revenue-based taxes	(165)	—	(165)
Impairment of goodwill	(90)	90	—
Other income	26	—	26
Other deductions	(18)	—	(18)
Interest income	12	—	12
Interest expense and related charges	(1,096)	(665)[b]	(1,761)

Income (loss) before income taxes and noncontrolling interests	600	(1,285)	(685)
Income tax (expense) benefit	(285)	486 [c]	201

Net income (loss)	315	(799)	(484)
Net income attributable to noncontrolling interests	(28)	—	(28)

Net income/adjusted (non-GAAP) operating loss to EFH	287	(799)	(512)

[a]

These adjustments total $710 million and represent unrealized mark-to-market net gains on commodity positions, including $665 million in net gains related to the long-term hedging program and $45 million in net gains associated with other hedging and trading activities and derivative commodity contracts that are marked-to-market.

[b]	Represents unrealized mark-to-market net gains on interest rate swap transactions.
[c]	Reflects statutory federal and state income tax rate of 35.6%, except for the interest expense adjustment, which is tax-affected at the 35.0% federal rate.

Table A4: Consolidated: Reconciliation of GAAP results to adjusted (non-GAAP) operating results

YTD 2008; $ millions

	GAAP Results	Adjustments		Adjusted Operating Results
Operating revenues	5,305	(79)[a]		5,226
Fuel, purchased power costs and delivery fees	(2,237)	49	[a]	(2,188)
Net gain (loss) from commodity hedging and trading activities	(6,293)	6,393	[a]	100
Operating costs	(748)	—		(748)
Depreciation and amortization	(785)	—		(785)
Selling, general and administrative expenses	(464)	—		(464)
Franchise and revenue-based taxes	(167)	—		(167)
Other income	29	—		29
Other deductions	(42)	18		(24)
Interest income	13	—		13
Interest expense and related charges	(1,674)	—		(1,674)

(Loss) income before income taxes	(7,063)	6,381		(682)
Income tax (expense) benefit	2,463	(2,272)[b]		191

Net loss/adjusted (non-GAAP) operating loss	(4,600)	4,109		(491)

[a]

These adjustments total $6.363 billion and represent unrealized mark-to-market net losses on commodity positions, including $6.153 billion in net losses related to the long-term hedging program and $210 million in net losses associated with other hedging and trading activities and derivative commodity contracts that are marked-to-market.

[b]	Reflects statutory federal and state income tax rate of 35.6%.

Table B: Financial definitions

Term	Definition

GAAP	Generally accepted accounting principles.

Adjusted (non-GAAP) Operating Results	Net income (loss) adjusted for items representing income or losses that are not reflective of underlying operating results. These items include unrealized mark-to-market gains and losses, noncash impairment charges and other charges, credits or gains that are unusual or nonrecurring. EFH uses adjusted (non-GAAP) operating results as a measure of performance and believes that analysis of its business by external users is enhanced by visibility to both net income (loss) prepared in accordance with GAAP and adjusted (non-GAAP) operating earnings (losses).

Competitive Business	Refers to the combined results of the Competitive Electric segment and Corp. & Other.

Contribution Margin (non-GAAP)	Operating revenues less fuel, purchased power costs and delivery fees, plus or minus net gain (loss) from commodity hedging and trading activities, which on an adjusted (non-GAAP) basis, exclude unrealized gains and losses.

EBITDA (non-GAAP)	Net income before interest expense and related charges, and income tax expense (benefit) plus depreciation and amortization.

Adjusted EBITDA (non-GAAP)	EBITDA adjusted to exclude interest income, noncash items, unusual items, income from discontinued operations and other adjustments allowable under the EFH Senior Notes bond indenture. Adjusted EBITDA plays an important role in respect of certain covenants contained in the EFH Senior Notes. Adjusted EBITDA is not intended to be an alternative to GAAP results as a measure of operating performance or an alternative to cash flows from operating activities as a measure of liquidity or an alternative to any other measure of financial performance presented in accordance with GAAP, nor is it intended to be used as a measure of free cash flow available for EFH’s discretionary use, as the measure excludes certain cash requirements such as interest payments, tax payments and other debt service requirements. Because not all companies use identical calculations, Adjusted EBITDA may not be comparable to similarly titled measures of other companies. See EFH’s filings with the SEC for a detailed reconciliation of EFH’s net income prepared in accordance with GAAP to Adjusted EBITDA.